UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) June 27, 2012 athenahealth, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-33689	04-3387530
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

311 Arsenal Street, Watertown, MA	02472
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: 617-402-1000

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On June 27, 2012, athenahealth, Inc. (the “Company”) appointed Charles D. Baker and Jacqueline B. Kosecoff, Ph.D. to its Board of Directors (the “Board”). Dr. Kosecoff was appointed to fill an existing vacancy on Class II of the Board and she will hold office until the annual meeting of the Company’s stockholders in 2015 or until her earlier resignation, death or removal. The Board increased the size of the Board from nine to ten members and appointed Charles D. Baker to fill the vacancy. Mr. Baker will serve as a Class III director, holding office until the annual meeting of the Company’s stockholders in 2013 or until his earlier resignation, death or removal.

Under the Company’s director compensation plan, Mr. Baker and Dr. Kosecoff will each receive $3,000 for each board or committee meeting attended in-person, $1,000 for each board or committee call or in-person meeting attended by phone, and an annual equity award having a value of $150,000 in the form of stock options or restricted stock units (or any combination of stock options and restricted stock units) at a 2:1 stock option to restricted stock unit ratio as selected by the director. The equity award will vest one year from the vesting start date, and is pro-rated for partial year service for newly-appointed directors. The size and value of the equity award is reviewed annually by the nominating and corporate governance committee and is subject to change. Additionally, directors are eligible for annual retainers if they serve as lead director or chair a committee of the Board. Mr. Baker and Dr. Kosecoff will enter into the Company’s standard form of indemnification agreement.

A copy of the press release announcing the appointment of Mr. Baker and Dr. Kosecoff to the Board is attached hereto as Exhibit 99.1.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

99.1	Press release issued by athenahealth, Inc. on June 28, 2012, furnished herewith.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

athenahealth, Inc. (Registrant)

June 28, 2012	/S/ DANIEL H. ORENSTEIN
Daniel H. Orenstein SVP, General Counsel, and Secretary

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press release issued by athenahealth, Inc. on June 28, 2012, furnished herewith.